Exhibit 99.1

TSS, INC. REPORTS THIRD QUARTER REVENUE OF $70.1 MILLION, UP 689%

Net Income Increases 1,166% to $2.6 Million; EPS of $0.10, Up from $0.01

Signs Multi-Year Agreement with Large Customer for AI Rack Integration

Moving and Expanding Factory to Address Accelerating Demand for AI-Enabled Technologies

Uplists to The Nasdaq Capital Market

ROUND ROCK, TEXAS – Nov. 14, 2024 – TSS, Inc. (NASDAQ: TSSI), a data center services company that integrates AI and other high-performance computing infrastructure and software and provides related data center services, today reported results for its third quarter and nine-month period ended September 30, 2024.

“We are pleased to report a dramatic increase in earnings in the third quarter, both sequentially and year-over-year,” said Darryll Dewan, CEO of TSS. “This is the first quarter that includes a full period of revenue for AI-enabled server rack integrations at meaningful volumes. Even more encouraging is the recent signing of an agreement with one of our largest customers to build similar volumes of AI-enabled racks for the next several years. To address both the anticipated volume and the ever-increasing power demands expected from the next several generations of AI racks, we plan to relocate from our current integration facility to a new, larger facility in the area in early 2025.”

Dewan continued, "As we expand our physical footprint with a new state-of-the-art facility, we have also elevated our market presence by transitioning from the OTC Markets to the Nasdaq Capital Market today. This dual relocation strategy – both operational and financial – positions TSS to better serve our growing customer base while providing our shareholders with enhanced visibility and liquidity on a premier technology-focused exchange."

Dewan added, “Further accelerating our earnings growth, we delivered a significant increase in procurement revenues in the third quarter, up over 1,000% compared to the third quarter of last year. In the third quarter, procurement revenues alone exceeded the entire company’s total revenues for all of 2023. This business carries modest margins and provides a nice contribution to the quarter’s operating margin, given minimal overhead costs.”

Third Quarter Financial and Recent Business Highlights:

(Results are unaudited; all comparisons are to Third Quarter 2023)

●	Revenues of $70.1 million, up 689%

o	Systems integration revenues of $7.6 million, up 361%

o	Facility management revenues of $2.0 million, up 8%

o	Procurement revenues of $60.5 million, up 1,016%

●	Gross profit of $7.9 million, up 179%, driven by growth in higher margin services and significant growth in Procurement revenues

●	Net income of $2.6 million, up 1,166%

●	Diluted EPS of $0.10, up compared to $0.01

●	Adjusted EBITDA of $4.3 million, up 358%

●	Signed a multi-year agreement with one of the company’s largest customers to provide integration services for AI-enabled racks

●	Appointed industry veteran Michael Fahy as an independent director to the company’s Board

Year-to-Date 2024 Financial Highlights

(Results are unaudited; all comparisons are to the First Nine Months of 2023)

●	Revenues of $98.2 million, up 227%

o	Systems integration revenues of $14.7 million, up 121%

o	Facility management revenues of $6.4 million, up 14%

o	Procurement revenues of $77.0 million, up 334%

●	Gross profit of $15.1 million, up 96% on growth in all service lines

●	Net income of $4.1 million compared to a net loss of ($262,000)

●	Diluted EPS of $0.16, up compared to ($0.01)

●	Adjusted EBITDA of $6.7 million, up 291%

Dewan continued, “Our performance in the third quarter and the first nine months of 2024 is a direct result of superior operating execution. Year-to-date, we have delivered $98 million in total revenues, more than three times the amount compared to the same period last year, and effectively leveraged our expense structure to grow the bottom line at an even faster pace. The recent signing of a multi-year agreement with one of our largest customers to integrate AI-enabled racks fundamentally changes the earnings potential of the company. Importantly, this agreement increases our visibility into future opportunities and delivery requirements in this rapidly evolving space and provides a strong foundation from which we can continue to grow profitably.”

Dewan concluded, “We are bullish on the outlook for our business with revenue and profit trajectories that are promising over the long-term. Keeping in mind the timing of orders and the mix of services we provide can fluctuate quarter-to-quarter, the multi-year agreement we secured with one of our largest customers will reduce variability and provide greater certainty in our earnings stream. Based on our current visibility, we expect results through the first half of 2025 to be similar to our second and third quarters of 2024.”

Quarterly Conference Call Details

The Company will host a conference call to discuss the third quarter 2024 financial results on Thursday, November 14, 2024, at 5:00 PM Eastern. To participate on the conference call, please dial 888-506-0062 toll free from the U.S. or Canada. Other international callers may access the call at 1-973-528-0011. The event ID number is 754577.

A replay will be available until November 28, 2024. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 51424.

Investors may also access a live audio webcast of this conference call and replay the call for one year following the webcast, at https://www.webcaster4.com/Webcast/Page/2294/51424. Please allow approximately four hours following completion of the call for the recorded webcast to be available. A link to this recorded webcast will also be provided on our website at https://tssiusa.com/.

About Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental financial measure not defined under Generally Accepted Accounting Principles (GAAP). We define Adjusted EBITDA as net income (loss) before net interest expense, income taxes, depreciation and amortization, impairment loss on goodwill and other intangibles, stock-based compensation, provision for bad debts and certain extraordinary items. We present Adjusted EBITDA because we believe this supplemental measure of operating performance is helpful in comparing our operating results across reporting periods on a consistent basis by excluding items that may, or could, have a disproportionately positive or negative impact on our results of operations in any particular period. We also use Adjusted EBITDA as a factor in evaluating the performance of certain management personnel when determining incentive compensation.

Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, Adjusted EBITDA has been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Adjusted EBITDA Reconciliation” following the Consolidated Statements of Operations included in this press release.

About TSS, Inc.

TSS specializes in simplifying the complex. The TSS mission is to streamline the integration and deployment of high-performance computing infrastructure and software, ensuring that end users quickly receive and efficiently utilize the necessary technology. Known for flexibility, the company builds, integrates, and deploys custom, high-volume solutions that empower data centers and catalyze the digital transformation of generative AI and other leading-edge technologies essential for modern computing, data, and business needs. TSS's reputation is built on passion and experience, quality, and fast time to value. As trusted partners of the world's leading data center technology providers, the company manages and deploys billions of dollars in technology each year. For more information, visit www.tssiusa.com.

Forward Looking Statements

This press release may contain “forward-looking statements” -- that is, statements related to future -- not past -- events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “prospects,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could adversely or positively affect the Company's future results include: we may not have sufficient resources to fund our business and may need to issue debt or equity to obtain additional funding; our reliance on a significant portion of our revenues from a limited number of customers and our ability to diversify our customer base; risks relating to operating in a highly competitive industry; risks relating to supply chain challenges; risk related to changes in labor market conditions; risks related to the implementation of a new enterprise resource IT system; risks related to the development of our procurement services business; risks relating to rapid technological, structural, and competitive changes affecting the industries we serve; risks involved in properly managing complex projects; risks relating to the possible cancellation of customer contracts on short notice; risks relating to our ability to continue to implement our strategy, including having sufficient financial resources to carry out that strategy; and other risks and uncertainties disclosed in our filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2023. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

Contacts: Hayden IR James Carbonara (646) 755-7412 Brett Maas (646) 536-7331 tssi@haydenir.com	TSS, Inc. Danny Chism, CFO (512) 310-4908 dchism@tssiusa.com

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TSS, Inc.

Consolidated Balance Sheets

(In thousands except par values)

	September 30,	December 31,
	2024	2023
	(unaudited)
Assets
Current Assets
Cash and cash equivalents	$46,448	$11,831
Contract and other receivables, net	7,955	3,527
Costs and estimated earnings in excess of billings on uncompleted contracts	190	1,310
Inventories, net	4.983	2,343
Prepaid expenses and other current assets	371	302
Total current assets	59,947	19,313
Property and equipment, net	2,062	628
Lease right-of-use assets	3,605	4,062
Goodwill	780	780
Other assets	888	817
Total assets	$67,282	$25,600
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$51,927	$14,362
Deferred revenues, current	2,923	3,370
Current portion of lease liabilities	774	688
Total current liabilities	55,624	18,420
Deferred revenues, non-current	908	-
Non-current portion of lease liabilities	3,096	3,631
Total liabilities	59,628	22,051
Stockholders’ Equity
Preferred stock, $.0001 par value; 1,000 shares authorized at September 30, 2024 and December 31, 2023; none issued	-	-
Common stock, $.0001 par value; 49,000 shares authorized at September 30, 2024 and December 31, 2023; 24,086 and 23,533 issued; 22,019 and 21,771 outstanding at September 30, 2024 and December 31, 2023, respectively	2	2
Additional paid-in capital	72,899	72,103
Treasury stock 2,056 and 1,762 shares at cost at September 30, 2024 and December 31, 2023	(2,999)	(2,245)
Accumulated deficit	(62,248)	(66,311)
Total stockholders' equity	7,654	3,549
Total liabilities and stockholders’ equity	$67,282	$25,600

TSS, Inc.

Condensed Consolidated Statements of Operations

(In thousands except per-share values, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Results of Operations:
Revenues:
Procurement	$60,484	$5,422	$77,022	$17,741
Facilities management	1,954	1,803	6,384	5,604
Systems integration	7,630	1,655	14,713	6,646
Total revenues	70,068	8,880	98,119	29,991
Cost of revenues	62,181	6,050	82,982	22,253
Gross profit	7,887	2,830	15,137	7,738
Operating expenses:
Selling, general and administrative	3,885	2,043	8,993	6,464
Depreciation and amortization	208	72	397	249
Total operating costs	4,093	2,115	9,390	6,713
Operating income	3,794	715	5,747	1,025
Interest expense, net	1,128	482	1,628	1,242
Income (loss) before income taxes	2,666	233	4,119	(217)
Income tax expense	20	24	56	45
Net income (loss)	$2,646	$209	$4,063	$(262)

Earnings (loss) per common share - Basic	$0.12	$0.01	$0.18	$(0.01)
Earnings (loss) per common share - Diluted	$0.10	$0.01	$0.16	$(0.01)

TSS, Inc.

Adjusted EBITDA Reconciliation (GAAP to non-GAAP)

(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net income (loss)	$2,646	$209	$4,063	$(262)

Interest expense, net	1,128	482	1,628	1,242
Depreciation and amortization	208	72	397	249
Income tax expense	20	24	56	45
EBITDA	$4,002	$787	$6,144	$1,274
Stock based compensation	299	153	604	452
Adjusted EBITDA	$4,301	$940	$6,748	$1,726